Exhibit 3

ABER DIAMOND CORPORATION

(the “Corporation”)

ANNUAL REQUEST FORM

TO:         REGISTERED AND BENEFICIAL SHAREHOLDERS

In accordance with National Instrument 51-102, shareholders (including beneficial owners) may elect annually to have their names added to the Supplemental Mailing List of the Corporation.  If you wish to receive the annual financial statements and management’s discussion and analysis (“MD&A”) for the annual financial statements, the interim financial statements and MD&A for the interim financial statements of the Corporation, or both, you must complete this form and forward it, either with your proxy or separately, to our transfer agent:

CIBC MELLON TRUST COMPANY

P.O. Box 7010, Adelaide Street Postal Station

Toronto, ON   M5C 2W9

Please put my name on your Supplemental Mailing List for the Corporation and send me the documents as indicated below:

Interim Financial Statements and Interim MD&A of the Corporation	☐

Annual Financial Statements and Annual MD&A of the Corporation	☐

In respect of the foregoing, please note that all shareholders will receive the Annual Financial Statements and Annual MD&A of the Corporation when the Corporation mails its annual meeting materials.  Accordingly, shareholders who have requested that their names be put on the supplemental mailing list will receive the Annual Financial Statements and Annual MD&A of the Corporation twice.  Copies of these documents may also be found on SEDAR at www.sedar.com or on the Corporation’s website at www.aber.ca.

DATED the day of , 2007.

(First Name and Surname)

(Number and Street) (Apartment/Suite)

(City) (Province)

(Postal Code)

(Signature of Shareholder)

CUSIP:  002893 10 5